UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 15, 2012

First Horizon National Corporation
(Exact Name of Registrant as Specified in Charter)

TN	001-15185	62-0803242
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

165 MADISON AVENUE
MEMPHIS, TENNESSEE	38103
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code - (901) 523-4444
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Departure of Director

          On October 16, 2012, the Board of Directors of First Horizon National Corporation (the “Company”) accepted the tender of resignation of director James A. Haslam, III. The resignation is effective immediately. Mr. Haslam, who has served on the Board for over sixteen years, recently announced his retirement as Chief Executive Officer of Pilot Flying J to devote more time to his new interest in a National Football League team, the Cleveland Browns.

(e) Reduction of Executive Compensation

          First Horizon is working to reduce costs as the business is streamlined and repositioned. In support of the Company’s efforts, D. Bryan Jordan, Chairman of the Board, President, and Chief Executive Officer of the Company, recommended compensation reductions for himself and the executive management team to contribute to the efficiency efforts.

          On October 15, 2012 the Compensation Committee of the Board of Directors approved, for 2013, a 5% reduction across the board for Mr. Jordan, so that each major component of compensation will be reduced 5%. For most other executives reductions may be implemented at various levels within components of their compensation. The 5% reduction in Mr. Jordan’s cash salary will have an automatic and corresponding impact upon a number of benefits, including life and disability insurance coverage, savings plan contribution opportunities, and change in control severance benefit. The reduction in his salary will become effective January 1, 2013. A description of 2012 salaries paid to certain executives, along with the approved reduction for Mr. Jordan in 2013, is filed herewith. The other changes will not be fully implemented until the Committee takes final action on bonus opportunities established and equity awards granted in the ordinary course during the first quarter of 2013.

          In addition, in 2013 the Company will reduce the cap on a significant portion of its contributions to its cafeteria benefit program. The cap reduction will impact higher-salary personnel, including all executives. For the highest-paid officers the cap reduction will result in a 37.5% decrease in this portion.

ITEM 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

          Amendment of Bylaws

          On October 16, 2012, the Company’s Board of Directors amended the Company’s Bylaws. The amendments are effective as of that date. The amended and restated Bylaws are filed herewith. The amended sections of the Bylaws are 2.4, 3.2, and the following sections of Article Four: 4.1, 4.2, 4.4, 4.18, and 4.20.

(1)

Annual Meeting Date Change. The amendment to Section 2.4 removes the default rule for determining the date of the annual meeting of shareholders. As a result, each year the meeting date will be selected by the Board. Formerly, the annual meeting fell on the third Tuesday in April unless another date was fixed by the Board in a particular case. In a related action, the Board has selected Thursday May 2 as the annual meeting date for 2013.

(2)	Decrease in Board Size. The amendment to Section 3.2 decreases the size of the Company’s Board of Directors from twelve to eleven persons.

(3)	Technical Amendments. The amendments to Article Four consist of several technical amendments and administrative updates primarily related to the appointment, removal, and duties of officers.

ITEM 8.01. Other Events

          Reduction of Director Cash Retainer, Shift to Equity

          In further support of the Company’s efficiency efforts and in recognition of the reduced size and scope of the Company’s businesses, on October 16, 2012 the Company’s Board of Directors approved amendments to the compensation of its directors. A key change is the reduction of the cash retainer amount from $45,000 to $25,000 annually, representing a 44% reduction. The amount of other components is unchanged, but all other components will be paid in the form of restricted stock units rather than cash. The changes are effective beginning April 1, 2013.

ITEM 9.01. Financial Statements and Exhibits

(d) Exhibits

The following exhibits are filed herewith:

Exhibit #	Description

3.1	Bylaws of First Horizon National Corporation, as amended and restated October 16, 2012

10.1	Description of 2012 Salaries for 2011 Named Executive Officers, updated and restated October 15, 2012

All summaries and descriptions of documents, and of amendments thereto, set forth above are qualified in their entirety by the documents themselves, whether filed as an exhibit hereto or filed as an exhibit to a later report.

* * * * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Horizon National Corporation
(Registrant)

Date: October 17, 2012	By:	/s/ Clyde A. Billings, Jr.

Senior Vice President, Assistant
General Counsel, and Corporate Secretary

EXHIBIT INDEX

EX-3.1	Bylaws of First Horizon National Corporation, as amended and restated October 16, 2012

EX-10.1	Description of 2012 Salaries for 2011 Named Executive Officers, updated and restated October 15, 2012